Exhibit 4.12

SUBSCRIPTION AGENT AGREEMENT

THIS SUBSCRIPTION AGENT AGREEMENT (“Agreement”) between Nephros, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), is dated as of [•], 2013.

1.           Appointment.

(a)          The Company is distributing at no charge (the “Rights Offering”) to its stockholders and warrantholders of record (each, a “Record Holder” and collectively, the “Record Holders”) at the close of business on April 4, 2013 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Each Record Holder will receive one Right for each share of Common Stock owned and/or each share of Common Stock underlying the warrants owned. Each Right entitles the Record Holder to purchase 0.18776 of a share of Common Stock at a purchase price of $0.60 per share (the “Subscription Price”). The Company will not issue any fractional shares of Common Stock and will round up any fractional shares of Common Stock to the nearest whole share. The term “Subscribed” shall mean submitted for purchase from the Company by a Record Holder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.

(b)          The Rights Offering will expire on May 17, 2013 at 5:00 p.m. Eastern Time (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in its sole discretion for up to 60 days, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c)          The Company filed a Registration Statement on Form S-1 (File No. 333-187036), as may be amended, relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on March 4, 2013 (the “Registration Statement”). The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement may be declared effective by the SEC. A copy of the Prospectus is attached hereto as Exhibit 1. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, Continental, in its capacity as transfer agent, will generate a list of holders of Record Holders as of the Record Date (the “Record Holders List”).

(d)          The Company hereby appoints Continental to act as subscription agent (the “Subscription Agent”) for the Rights Offering in accordance with and subject to the following terms and conditions.

2.           Subscription of Rights.

(a)          The Rights are evidenced by subscription rights certificates (the “Certificates”), a copy of the form of which is attached hereto as Exhibit 2. The Certificates entitle the Record Holders to Subscribe, upon payment of the Subscription Price, for shares of Common Stock at the rate of 0.18776 of a share per Right evidenced by a Certificate (the “Basic Subscription Privilege”). No fractional shares will be issued and any fractional shares will be rounded up to the nearest whole share.

(b)          The Rights Offering includes an over-subscription privilege entitling all of the Company’s Record Holders who exercise their Basic Subscription Privilege in full to Subscribe for additional shares of Common Stock that are not Subscribed for by other Record Holders in the Rights Offering at the same Subscription Price of $0.60 per share (the “Over-Subscription Privilege”). If an insufficient number of shares is available to fully satisfy all Over-Subscription Privilege requests, the available shares will be allocated proportionately among Record Holders who exercise their Over-Subscription Privileges based on the number of shares each such Record Holder Subscribed for under the Basic Subscription Privilege. Reference is made to the Prospectus for a complete description of the Basic Subscription Privilege and the Over-Subscription Privilege and the allocation thereof.

3.           Duties of Subscription Agent. As Subscription Agent, Continental is authorized and directed to perform the following:

(a)          Issue the Certificates in accordance with this Agreement in the names of the Record Holders or other nominees on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(b)          Promptly after Continental generates the Record Holders List, Continental shall:

(i)          mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each Record Holder as of the Record Date whose address of record is within the United States and Canada, (i) a Certificate evidencing the Rights to which such Record Holder is entitled under the Rights Offering, (ii) a copy of the Prospectus, and (iii) a return envelope addressed to the Subscription Agent;

(ii)         mail or cause to be mailed, by first class mail, or deliver through Broadridge Financial Solutions, Inc., or other intermediary firms, a Prospectus and other ancillary documents to be distributed to beneficial holders of the Common Stock and/or the warrants; and

(iii)        mail or cause to be mailed, to each Record Holder as of the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, a copy of the Prospectus. Continental shall refrain from mailing Certificates issuable to any Record Holder as of the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Certificates for the account of such Record Holder subject to such Record Holder making satisfactory arrangements with the Subscription Agent for the exercise of the Rights evidenced thereby, and follow the instructions of such Record Holder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., Eastern Time, at least three business days prior to the Expiration Time.

(c)          Mail or deliver (which delivery may be done electronically through the facilities of DTC or otherwise) a copy of the Prospectus with certificates for shares of Common Stock when such are issued to persons other than the registered holder of the Certificate.

(d)          Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Certificates and the Prospectus.

(e)          Subject to the next sentence, accept Subscriptions from Record Holders whose Certificates are alleged to have been lost, stolen, or destroyed upon receipt by Continental of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance reasonably satisfactory to Continental, accompanied by payment of the Subscription Price for the total number of Rights Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Certificates and Continental shall withhold delivery of the Rights Subscribed for until after the Certificates have expired and it has been determined that the Rights evidenced by the Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(f)           Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(i)          if the Certificate is registered in the name of a fiduciary and is executed by, and the Rights are to be issued in the name of, such fiduciary;

(ii)         if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Rights is issued in the names of, and is to be delivered to, such joint tenants;

(iii)        if the Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Rights are to be issued in the name of such corporation; or

(iv)        if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided, the Rights are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(g)          Accept Subscriptions not accompanied by Certificates if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States and accompanied by proper payment for the total number of Rights Subscribed.

(h)          Refer to the Company for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Certificates.

4.           Acceptance of Subscriptions. Upon acceptance of a Subscription, Continental shall from time to time during the offering:

(a)          Hold all monies received in a dedicated, non-interest bearing account for the benefit of the Company. Promptly following the Expiration Time, Continental shall, upon the receipt of the Distribution Letter in the form attached hereto as Exhibit 3 and executed by the Company, distribute to the Company the funds from exercise of the Basic Subscription Privileges and Over-Subscription Privileges in such account and following the Expiration Date issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for shares of Common Stock issuable with respect to Subscriptions that have been accepted. Continental will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. It is hereby agreed immediately following the effective date of the Subscription, immediately available funds, represented by certified check, money order, or wire transfer but not personal check, will be deposited with Continental. In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the Rights Offering, Continental shall, upon the receipt of the Liquidation Letter in the form attached hereto as Exhibit 4 and executed by the Company, liquidate the segregated account in which the Subscription monies were held as promptly as practicable and distribute the funds to each respective Subscribing Record Holder who elected to exercise its Rights;

(b)          Advise the Company daily by facsimile transmission and confirm by letter to the attention of Gerald J. Kochanski, Chief Financial Officer of the Company (the “Company Representative”) as to the total number of shares of Common Stock Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone at (201) 343-5202, ext. 102, confirmed by facsimile transmission at (201) 343-5207, of the amount of funds received identified in accordance with (a) above, deposited, available, or transferred in accordance with (a) above from each Subscribing Record Holder, with cumulative totals; and

(c)          As promptly as possible but in any event on or before 3:30 p.m., Eastern Time, on the first full business day following the Expiration Time, deliver to the Company Representative a report in accordance with (b) above of the number of shares Subscribed and the number of shares of Common Stock unsubscribed; provided, however, that a final report will be delivered to the Company as promptly as possible following the Expiration Time.

5.           Completion of Rights Offering. Upon completion of the Rights Offering:

(a)          Continental shall issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for the Common Stock for which Subscriptions have been received.

(b)          The Certificates may be physical certificates but may, as instructed by the Company be issued electronically through the facilities of DTC. Continental, in its capacity as transfer agent, shall keep books and records of the registration and transfers and exchanges of Certificates (such books and records are hereinafter called the “Certificate Register”). The Company shall promptly notify Continental of the exercise of any Certificates.

(c)          All Certificates issued upon any registration of transfer or exchange of Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Certificates surrendered for such registration of transfer or exchange.

(d)          For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, Continental will issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates evidencing the appropriate number of shares of Common Stock as required from time to time in order to effectuate the Subscriptions.

(e)          The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Common Stock issuable upon the exercise of the Certificates at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges, and security interests created by or imposed upon the Company with respect thereto.

(f)          The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents, and approvals of the SEC and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Certificates or the issuance, sale, transfer, and delivery of Common Stock issued upon exercise of Certificates.

6.           Procedure for Discrepancies. Continental shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Certificate may indicate are to be issued to a Record Holder and the number that the Record Holders List indicates may be issued to such Record Holder. In any instance where Continental cannot reconcile such discrepancies by following such procedures, Continental will consult with the Company for instructions as to the number of shares of Common Stock, if any, it is authorized to issue. In the absence of such instructions, Continental is authorized not to issue any shares of Common Stock to such Record Holder.

7.           Procedure for Deficient Items. Continental shall examine the Certificates received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed. In the event Continental determines that any Certificate does not appear to have been properly completed or executed, or where the Certificates do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, Continental shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Continental is not authorized to waive any irregularity in connection with the Subscription, unless Continental shall have received from the Company the Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Certificate has been cured or waived and that such Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, Continental will return to the Subscribing Record Holder (at its option by either first class mail under a blanket surety bond or insurance protecting Continental and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Certificates or by registered mail insured separately for the value of such Certificates) to such Record Holder’s address as set forth in the Subscription any Certificates surrendered in connection therewith and any other documents received with such Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Certificates and other documents.

8.           Date/Time Stamp. Each document received by Continental relating to its duties hereunder shall be dated and time stamped when received.

9.           Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, Continental shall take such action as the Company reasonably instructs in writing.

10.         Termination. The Company may terminate this Agreement at any time by so notifying Continental in writing. Continental may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, Continental shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all Continental’s outstanding fees and expenses, Continental shall forward to the Company or its designee promptly any Certificate or other document relating to Continental’s duties hereunder that Continental may receive after its appointment has so terminated. Sections 11, 12, 13, and 18 of this Agreement shall survive any termination of this Agreement.

11.         Authorizations and Protections. As agent for the Company, Continental:

(a)          shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Continental and the Company;

(b)          shall have no obligation to issue any shares of Common Stock unless the Company shall have provided a sufficient number of certificates for such Common Stock;

(c)          shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificates surrendered to Continental hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(d)          shall not be obligated to take any legal action hereunder; if, however, Continental determines to take any legal action hereunder, and where the taking of such action might, in Continental’s judgment, subject or expose it to any expense or liability, Continental shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(e)          may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, or other document or security delivered to Continental and believed by it to be genuine and to have been signed by the proper party or parties;

(f)          shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g)          shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(h)          may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic, or oral instructions of officers of the Company with respect to any matter relating to Continental acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

(i)          may consult with counsel satisfactory to Continental, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Continental hereunder in good faith and in reliance upon the advice of such counsel; and

(j)          is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12.         Indemnification.

(a)          The Company agrees to indemnify Continental for, and hold it harmless from and against, any loss, liability, claim, or expense (“Loss”) arising out of or in connection with Continental’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Continental’s negligence or intentional misconduct.

(b)          Continental agrees to indemnify the Company for, and hold it harmless from and against, any Loss arising out of or in connection with: (i) Continental’s failure to comply with the terms of this Agreement; and/or (ii) Continental’s negligence or willful misconduct.

(c)          Upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

13.         Limitation of Liability.

(a)          In the absence of negligence or intentional misconduct on its part, Continental shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Continental be liable for special, indirect, incidental, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Continental has been advised of the likelihood of such damages and regardless of the form of action. Notwithstanding anything to contrary herein, any liability of Continental with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to two times the amount of fees paid by the Company hereunder. Notwithstanding anything to the contrary herein, any liability of the Company with respect to, arising from, or arising in connection with this Agreement will be limited to two times the amount of fees paid by the Company hereunder.

(b)          In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Continental’s duties hereunder or the rights of the Company or of any Record Holders surrendering certificates for shares of Common Stock pursuant to the Rights Offering, Continental shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Continental may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all Record Holders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Continental and executed by the Company and each such Record Holder and party. In addition, Continental may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Record Holders and all other parties that may have an interest in the settlement.

14.         Representations, Warranties and Covenants. The Company represents, warrants, and covenants that (a) it is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery, and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement, or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all material applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending as of the date hereof in connection with the Rights Offering.

15.         Notices. All notices, demands, and other communications given pursuant to the terms and provisions hereof shall be in writing, shall (except as provided for in Section 17 hereof) be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:
Nephros, Inc.
41 Grand Avenue
River Edge, New Jersey 07661
Telephone: (201) 343-5202
Facsimile: (201) 343-5207
Attn: Gerald J. Kochanski, Chief Financial Officer

with a copy to:
Day Pitney LLP
One Jefferson Road
Parsippany, NJ 07054
Telephone: (973) 966-8123
Facsimile: (973) 206-6791
Attn: Michael T. Rave, Esq.

If to Continental:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Telephone: (212) 845-3287
Facsimile: (212) 616-7616
Attn: Compliance Department

16.         Specimen Signatures. Set forth in Exhibit 5 hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Company Representative shall, from time to time, certify to Continental the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.

17.         Instructions. Any instructions given to Continental orally, as permitted by any provision of this Agreement, shall, upon the request of Continental, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. Continental shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

18.         Fees. Whether or not any Certificates are surrendered to Continental, for its services as Subscription Agent and transfer agent hereunder, the Company shall pay to Continental a fee of Eleven Thousand Five Hundred Dollars ($11,500), together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to Continental hereunder are due upon receipt of the invoice.

19.         Force Majeure. Continental shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

20.         Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws, rules, or principles.

(b)          No provision of this Agreement may be amended, modified, or waived, except in writing signed by all of the parties hereto.

(c)          Except as expressly set forth elsewhere in this Agreement, all notices, instructions, and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 15 to such other address as a party hereto shall notify the other parties in writing.

(d)          In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to Continental’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(e)          If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(f)          This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(g)          This Agreement may not be assigned by any party without the prior written consent of all parties.

(h)          This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

(Signature page follows)

Signature Page
to
Subscription Agent Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

By:
Name:	Gerald J. Kochanski
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Subscription Agent and transfer agent

By:
Name:
Title:

Exhibit 1 Prospectus

Exhibit 2 Form of Subscription Rights Certificate

Exhibit 3 Distribution Letter

Exhibit 4 Liquidation Letter

Exhibit 5 List of Authorized Representatives

Exhibit 1
to
Subscription Agent Agreement

Prospectus

Exhibit 2
to
Subscription Agent Agreement

Form of Subscription Rights Certificate

Exhibit 3
to
Subscription Agent Agreement

Form of Distribution Letter

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: [                     ]

Re: Trust Account No. [    ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 4(a) of the Subscription Agent Agreement between Nephros, Inc., a Delaware corporation (“Company”) and Continental Stock Transfer & Trust Company (“Subscription Agent”), dated as of [•], 2013 (“Subscription Agent Agreement”), you are hereby directed and authorized to transfer the subscription funds held in the segregated account immediately in accordance with the terms of the Subscription Agent Agreement.

Very truly yours,

By:
Name:
Title:

Exhibit 4
to
Subscription Agent Agreement

Form of Liquidation Letter

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: [ ]

Re: Trust Account No. [ ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 4(a) of the Subscription Agent Agreement between Nephros, Inc., a Delaware corporation (“Company”) and Continental Stock Transfer & Trust Company (“Subscription Agent”), dated as of [•], 2013 (“Subscription Agent Agreement”), this is to advise you that the Company has withdrawn or otherwise terminated its Rights Offering (as defined in the Subscription Agent Agreement).

In accordance with the terms of the Subscription Agent Agreement, we hereby authorize you to commence liquidation of the segregated account in which the Subscription monies were held as promptly as practicable to Record Holders who elected to exercise their Rights. You shall commence distribution of such funds in accordance with the terms of the segregated account and you shall oversee the distribution of such funds. Upon the payment of all the funds in the segregated account, your obligations under the Subscription Agent Agreement shall be terminated.

Very truly yours,

By:
Name:
Title:

Exhibit 5
to
Subscription Agent Agreement

List of Authorized Representatives

Authorized
Representative	Specimen Signature

John C. Houghton
Chief Executive Officer

Gerald J. Kochanski
Chief Financial Officer